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                                                                      EXHIBIT 12


DELTA AIR LINES, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (In millions, except ratios)

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----------------------------------------------------------------------------------------------------
                                                                     Three Months       Three Months
                                                                         Ended             Ended
                                                                     September 30,      September 30,
                                                                          1999               1998
                                                                     -------------      -------------
Earnings (loss):
              Earnings (loss) before income taxes                      $     583           $     538

Add (deduct):
              Fixed charges from below                                       204                 211
              Interest capitalized                                           (13)                (10)
                                                                       ---------           ---------

Earnings (loss) as adjusted                                            $     774           $     739

Fixed charges:
              Interest expense                                         $      66           $      49
              Portion of rental expense representative of the
                interest factor                                              138                 162
                                                                       ---------           ---------

Total fixed charges                                                    $     204           $     211

Ratio of earnings to fixed charges                                          3.79                3.50
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